Exhibit 99.1

Press Release

VIA NET.WORKS Announces Receipt of Termination Notice of Claranet Agreement; Alternative Opportunities Being Pursued

AMSTERDAM, Netherlands, August 1, 2005 – VIA NET.WORKS, Inc. (NASDAQ and Euronext: VNWI), announced today the receipt of a notice from Claranet under the Sale and Purchase Agreement and the Facility Agreement under which Claranet claimed that certain events have occurred which trigger a right to terminate the agreements.  VIA further stated that it has notified Claranet of its position that no such termination rights have arisen and that it expects Claranet to perform under both the Share and Purchase Agreement and the Facility Agreement.  The company noted that the parties are currently discussing a resolution to the dispute.

VIA also noted that it is now actively seeking a new buyer and it is currently engaged in substantive discussions with other third parties.

Ray Walsh, VIA’s chief executive officer, stated: “While we are conducting discussions with Claranet in connection with our dispute, we have initiated conversations with several other parties in order to put in place alternative arrangements for the sale of the company and protection of our stakeholders.”  VIA noted that there could be no assurance that it will be successful in finding an alternative transaction to address its liquidity problem.

VIA further noted that it intends to proceed with its Annual Meeting scheduled to take place tomorrow on August 2, 2005 beginning at 10:30 a.m. UK time at the Heathrow Hilton Hotel at London Heathrow Airport, Terminal 4, but that it will not seek a vote on the two proposals relating to the Claranet transaction and the plan of dissolution and liquidation of the company.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) provides business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.